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EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
    of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the "Company") at December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
May 9, 2008

ENBRIDGE ENERGY COMPANY, INC.
(a wholly-owned subsidiary of Enbridge Pipelines Inc.)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31, 2007	December 31, 2006
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 2)	$82.5	$207.4
Due from affiliates	59.1	31.7
Receivables, trade and other, net of allowance of $1.9 in 2007 and $2.4 in 2006	163.7	153.2
Accrued receivables	598.8	516.5
Loans to affiliates (Note 12)	807.1	654.2
Inventory (Note 6)	113.0	118.4
Other current assets (Notes14 and 15)	15.4	14.1

	1,839.6	1,695.5
Long-term loans to affiliates (Note 12)	441.7	380.4
Property, plant and equipment, net (Note 7)	6,244.2	4,104.6
Deferred tax assets (Note 11)	4.7	4.8
Other assets, net (Notes 4, 14 and 15)	104.4	98.1
Goodwill (Note 8)	366.2	375.4
Intangibles, net (Note 9)	91.5	97.8

	$9,092.3	$6,756.6

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other (Notes 2, 14 and 15)	$470.0	$287.2
Accrued purchases	603.8	530.3
Due to affiliates	76.6	11.1
Other current liabilities	43.4	30.0
Loans from affiliates (Note 12)	555.2	578.4
364-day revolving credit facility (Note 10)	365.0	—
Current maturities of long-term debt (Note 9)	31.0	148.0

	2,145.0	1,585.0
Long-term debt (Note 10)	2,862.9	2,066.1
Loans from affiliates (Note 12)	169.0	39.0
Environmental liabilities (Note 13)	2.8	3.3
Deferred tax liabilities (Note 11)	287.7	223.1
Other long-term liabilities (Notes 14 and 15)	229.1	213.7

	5,696.5	4,130.2

Commitments and contingencies (Note 13)
Noncontrolling interest	2,069.0	1,580.1

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362 at December 31, 2007 and 2006; no par value	—	—
Contributed surplus	533.9	533.1
Retained earnings	531.7	420.2
Accumulated other comprehensive income (Note 16)	261.2	93.0

	1,326.8	1,046.3

	$9,092.3	$6,756.6

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

ENBRIDGE ENERGY COMPANY, INC.
NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

1.     NATURE OF OPERATIONS

        Enbridge Energy Company, Inc., referred to herein as "we", "us", and the "Company", is the general partner of Enbridge Energy Partners, L.P. (the "Partnership"). The Company is owned directly by Enbridge Pipelines Inc. ("Enbridge Pipelines"), a Canadian corporation wholly-owned by Enbridge Inc. ("Enbridge") of Calgary, Alberta, Canada.

        We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. ("Enbridge Management"). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at December 31, 2007 and 2006, as follows:

Ownership Interest	December 31, 2007	December 31, 2006
General Partner interest	2.0%	2.0%
Limited Partner interest(1)	10.6%	11.9%

Direct ownership	12.6%	13.9%
Effective ownership through Enbridge Management(2)	2.5%	2.8%

Direct and indirect ownership	15.1%	16.7%

(1)
The Company owned 3,912,750 Class B common units at December 31, 2007 and 2006, and 5,920,109 and 5,535,076 Class C units at December 31, 2007 and December 31, 2006, representing limited partner interests in the Partnership.

(2)
The Company owned 2,336,038 and 2,182,771 Listed and Voting Shares of Enbridge Management at December 31, 2007 and 2006, respectively, which equates to an indirect limited partner interest in the Partnership.

        In addition to our general and limited partner interest in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

        Our wholly-owned subsidiary, Enbridge Employee Services, Inc. ("EES"), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the "Group"). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount. EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

        The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transmission and marketing assets in the United States of America. The Partnership provides the following services:

  •
  Interstate pipeline transportation and storage of crude oil and liquid petroleum;

  •
  Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

  •
  Supply, transportation and sales services, including purchasing and selling natural gas and NGLs.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        Our Consolidated Statements of Financial Position are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Preparation of these Consolidated Statements of Financial Position requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities. Our management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances. Nevertheless, actual results may differ significantly from these estimates. We record the effect of any revisions to these estimates in our Consolidated Statements of Financial Position in the period in which the facts that give rise to the revision become known.

Principles of Consolidation

        The Consolidated Statements of Financial Position include the accounts of the Company and its subsidiaries over which we exercise control on a consolidated basis. Significant intercompany accounts and transactions have been eliminated in consolidation. We own all of the voting interest in Enbridge Management, the accounts of which have been included in our Consolidated Statements of Financial Position. We also hold an approximate 78 percent interest in Frontier Pipeline Company ("Frontier"), which is included in our Consolidated Statements of Financial Position. We are the general partner of the Partnership and exercise control over it. Accordingly, we have included the accounts of the Partnership in our Consolidated Statements of Financial Position and related notes after elimination of all significant intercompany transactions.

Comparative Amounts

        We have made reclassifications to the amounts reported in the prior year Consolidated Statement of Financial Position to conform to our current year presentation. We reclassified $6.4 million from "Other assets, net" to "Intangibles, net" in our December 31, 2006 Consolidated Statement of Financial Position related to rights we received for contributions we made in aid of construction projects. Additionally, we reclassified $4.8 million of "Deferred tax assets" from "Deferred tax liabilities" in our December 31, 2006 Consolidated Statement of Financial Position, to present separately deferred tax assets associated with different tax jurisdictions.

Other Investments

        We account for our investments in 50 percent or less owned subsidiaries, and those for which we exercise significant influence over the operating and financial policies but do not control, under the equity method of accounting. We hold a 65 percent ownership interest in the Olympic Pipe Line and although we are the majority owner, BP Inc. ("BP") maintains responsibility for the operation and maintenance of the system and continues to have certain significant decision-making rights. Our investment of $62.4 million and $66.4 million at December 31, 2007 and 2006, respectively in the Olympic Pipe Line is included in "Other assets, net" on our consolidated statements of financial position.

Regulation

        Certain of our liquids and natural gas activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") and various state authorities. Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers.

        Certain of our natural gas and liquids systems are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, we record certain assets and liabilities that result from the regulated ratemaking process that would not be recorded for non-regulated entities under GAAP.

Cash and Cash Equivalents

        Cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments.

        We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not yet been presented to the financial institution of approximately $39.4 million at December 31, 2007 and $47.4 million at December 31, 2006, are included in Accounts payable and other on our Consolidated Statements of Financial Position.

Allowance for Doubtful Accounts

        We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.

Inventory

        Inventory includes product inventory and materials and supplies inventory. We record all product inventories at the lower of our cost, as determined on a weighted average basis, or market. The product inventory consists of liquids and natural gas. Upon disposition, product inventory is reduced for the weighted average cost of the inventory.

        Materials and supplies inventory is either used during operations, or for capital projects and new construction, which we record at our historical cost.

Operational Balancing Agreements and Natural Gas Imbalances

        To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in kind through the receipt or delivery of natural gas in the future. Gas imbalances are recorded as Accrued receivables or Accrued purchases on our Consolidated Statements of Financial Position using the posted index prices, which approximate market rates, or our weighted average cost of gas.

Property, Plant and Equipment

        We capitalize expenditures related to property, plant and equipment, subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives have been extended; and (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule, in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

        During construction, we capitalize direct costs, such as labor and materials, and other costs, such as direct overhead and interest at our weighted average cost of debt, and, in our regulated businesses that apply the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, or SFAS No. 71, an equity return component.

        We categorize our capital expenditures as either core maintenance or enhancement expenditures. Core maintenance expenditures are necessary to maintain the service capability of our existing assets and include the replacement of system components and equipment that are worn, obsolete or near the end of their useful lives. Examples of core maintenance expenditures include valve automation programs, cathodic protection, zero-hour compression overhauls and electrical switchgear replacement programs. Enhancement expenditures improve the service capability of our existing assets, extend asset useful lives, increase capacities from existing levels, reduce costs or enhance revenues, and enable us to respond to governmental regulations and developing industry standards. Examples of enhancement expenditures include the costs associated with installation of seals, liners and other equipment to reduce the risk of environmental contamination from crude oil storage tanks, costs of sleeving a major segment of a pipeline system following an integrity tool run and natural gas or crude oil well-connects, natural gas plants and pipeline construction and expansion.

        Regulatory guidance issued by the FERC prevents us from capitalizing certain costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation's Office of Pipeline Safety. Under this guidance, beginning January 2006, we are not permitted to capitalize costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements. We adopted this guidance prospectively in January 2006 for all our pipeline systems. Costs of modifying pipelines to permit in-line inspections, certain costs associated with developing or enhancing computer software and costs associated with remedial mitigation actions to correct an identified condition continue to be capitalized. We have historically capitalized initial in-line inspection programs, crack detection tool runs and hydrostatic testing costs conducted for the purposes of detecting manufacturing or construction defects. Beginning January 2006, we ceased capitalizing costs of this nature consistent with industry practice and the regulatory guidance issued by the FERC. However, we continue to capitalize initial construction hydrostatic testing cost and subsequent hydrostatic testing programs conducted for the purpose of increasing pipeline capacity in accordance with our capitalization policies. Also capitalized are certain costs such as sleeving or recoating existing pipelines, unless the expenditures are incurred as a single event and not part of a major program. Our adoption of the regulatory guidance did not significantly affect our financial position.

        We record property, plant and equipment at its original cost, which we depreciate on a straight-line basis over the lesser of the estimated remaining useful lives or the estimated remaining lives of the crude oil or natural gas production in the basins the assets serve. The determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by the assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. We routinely use consultants and other experts to assist us in assessing the remaining lives of our assets and/or the crude oil or natural gas production in the basins we serve.

        We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of our assets. We continually monitor our businesses and the market and business environments to identify indicators that could suggest an asset may not be recoverable. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. We recognize an impairment when the carrying amount of an asset exceeds its fair value, as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of property, plant and equipment.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually based on carrying values as of the end of the second quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds its fair value. At the time we determine that an impairment has occurred, we write the carrying value of goodwill down to its fair value. To estimate the fair value of the reporting units, we make estimates and judgments about future cash flows, as well as revenue, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with our most recent long range plan, which we use to manage our business. We did not identify nor recognize any goodwill impairments for the years ended December 31, 2007 or 2006.

Intangibles, Net

        Intangibles, net, primarily consists of natural gas purchase and sale customer contracts and natural gas supply opportunities. We amortize our intangible assets on a straight-line basis over the weighted average useful lives of the underlying assets, representing the period over which the assets are expected to contribute directly or indirectly to our future cash flows.

        We evaluate the carrying value of our intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of intangibles, we compare the carrying value to the undiscounted future cash flows the intangibles are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the intangibles, the intangibles are written down to their fair value. We did not identify nor recognize any impairment of our intangible assets for the years ended December 31, 2007 or 2006.

Deferred Income Taxes

        We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Derivative Instruments

        We use a variety of derivative instruments including futures, forwards, swaps, options and other derivative instruments with similar characteristics to create offsetting positions to specific commodity price, interest rate and foreign currency exposures. In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133, we record all derivative instruments in the Consolidated Statements of Financial Position at fair market value. We record the fair market value of our derivative instruments in the Consolidated Statements of Financial Position as current and long-term assets or liabilities on a net basis by counterparty. For those instruments that qualify for hedge accounting, the accounting treatment depends on the intended use and designation of each derivative instrument.

        In implementing our hedging programs, we have established a formal analysis, execution and reporting framework that requires the approval of our board of directors or a committee of senior management. We employ derivative instruments in connection with an underlying asset, liability or anticipated transaction and we do not use derivative instruments for speculative purposes.

        Derivative instruments qualifying for hedge accounting treatment that we use can generally be divided into three categories: 1) cash flow hedges, 2) fair value hedges and 3) foreign currency hedges. We enter into cash flow hedges to reduce the variability in cash flows related to forecasted transactions. We enter into fair value hedges to reduce the risk of changes in the value of recognized assets or liabilities. We enter into foreign currency hedges to reduce the variability in cash flows related to forecasted transactions denominated in a foreign currency.

        Price assumptions we use to value the cash flow, fair value and foreign currency derivatives can affect the values at which these derivative instruments are recorded in our Consolidated Statements of Financial Position. We value our derivative instruments using published market price information, where available, or quotations of executable bids and offers from over-the-counter ("OTC") market makers. The valuations also reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The amounts reported in our consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

        At inception, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows, the fair value of the hedged item or the foreign currency exposure. Furthermore, we regularly assess the creditworthiness of counterparties to manage against the risk of default. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively.

        Changes in the fair market values of our derivatives designated as cash flow hedges, to the extent that the hedges are determined to be highly effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur. Any ineffective portion of a cash flow hedge's change in fair market value is recognized immediately in earnings. For fair value and foreign currency hedges, we determine the change in fair market value of the derivative instrument which is taken into earnings. In conjunction with this, the change in the fair market value of the hedged item is also calculated and taken into earnings each period. To the extent that the two valuations offset, the hedge is effective and net earnings is not affected.

Commitments, Contingencies and Environmental Liabilities

        We record a liability for ongoing compliance with environmental regulations that relate to past or current operations when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Our estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other factors. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual costs or new information and are included in our Consolidated Statements of Financial Position in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record and report an asset separately from the associated liability in our consolidated financial statements.

        We recognize liabilities for other contingencies when, after fully analyzing the available information, we determine it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, the minimum of the range of probable loss.

Asset Retirement Obligations

        We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers. Additionally, legal obligations exist for a minority of our onshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate an abandonment retirement obligation cost. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement for estimating the fair value of the asset retirement obligation. In these cases, the asset retirement obligation cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management's intent, or the asset's estimated economic life. Useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the asset retirement obligation. Indeterminate asset retirement obligation costs will be recognized in the period in which sufficient information exists to reasonably estimate potential settlement dates and methods.

        We record a liability for the fair value of asset retirement obligations and conditional asset retirement obligations that we can reasonably estimate, on a discounted basis, in the period in which the liability is incurred. We collectively refer to asset retirement obligations and conditional asset retirement obligations as ARO. Typically we record an ARO at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. In connection with establishing an ARO, we capitalize the costs as part of the carrying value of the related assets. We recognize an ongoing expense for the interest component of the liability as part of depreciation expense resulting from changes in the value of the ARO due to the passage of time. We depreciate the initial capitalized costs over the useful lives of the related assets. We extinguish the liabilities for an ARO when assets are taken out of service or otherwise abandoned.

        At December 31, 2007 and 2006, we have AROs of $2.9 million and $3.8 million, respectively, and do not have any assets that are legally restricted for purposes of settling our asset retirement obligations for either period.

Foreign Currency Translation

        Our functional currency for our foreign subsidiaries is the Canadian dollar. The results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. We translate the assets and liabilities for our foreign subsidiaries into U.S. dollars using the exchange rate on the balance sheet date. Gains and losses resulting from these foreign currency translation adjustments are included as a component of Accumulated other comprehensive income.

Post-Employment Benefits

        We maintain both defined benefit and defined contribution pension plans. We determine pension costs and obligations for the defined benefit pension plans using the projected benefit method and record charges to earnings as services are rendered. Contributions we make to the defined contribution plans are expensed as incurred.

        We also provide post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

Recent Accounting Pronouncements Not Yet Adopted

Fair Value Measurements

        In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurement. The statement is effective for fiscal years beginning after November 15, 2007, and with limited exceptions is to be applied prospectively as of the beginning of the fiscal year initially adopted. We do not expect our adoption of this pronouncement to materially affect our consolidated statements of financial position. However, adoption of this pronouncement will affect our disclosures regarding derivative financial instruments and indebtedness.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Liabilities, which we refer to as SFAS No. 159. This statement provides companies with an option to report certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to reduce the volatility in earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS No. 159 are effective at the beginning of our first fiscal year that begins after November 15, 2007, as we have elected not to early adopt the provisions of SFAS No. 159. We do not expect our adoption of SFAS No. 159 to have a material effect on our consolidated statements of financial position.

Business Combinations

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations, which we refer to as SFAS No. 141(R). The new standard retains the fundamental requirements in FASB Statement No. 141, Business Combinations, that the acquisition method of accounting (previously referred to as the purchase method), be used for all business combinations and for an acquirer to be identified for each business combination. Among other items, SFAS No. 141(R) requires the following:

  •
  Assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are to be measured at their fair values as of that date.

  •
  Costs associated with effecting an acquisition and restructuring costs the acquirer was not obligated to incur are recognized separately from the business combination.

  •
  Assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date are measured at their acquisition-date fair values.

  •
  Noncontractual contingencies as of the acquisition date are measured at the acquisition-date fair values only if it is more likely than not that they meet the definition of an asset or liability in FASB Concepts Statement No. 6, Elements of Financial Statements.

  •
  Assets and liabilities arising from contingencies are to be reported at the acquisition-date fair value absent new information about the possible outcome, however, when new information becomes available, liabilities are measured at the higher of the acquisition date fair value or the FASB Statement No. 5, Accounting for Contingencies (SFAS No. 5) amount while assets are measured at the lower of the acquisition date fair value or the best estimate of the future settlement amount.

  •
  Goodwill as of the acquisition date is determined as the excess of the fair value of the consideration transferred plus the fair value of any noncontrolling interest plus the fair value of previously held equity interests less the fair values of the identifiable net assets acquired.

  •
  Recognition of a gain in earnings attributable to the acquirer when the total acquisition date fair value of the identifiable net assets acquired exceed the fair value of the consideration transferred plus any noncontrolling interest in the acquiree.

  •
  Contingent consideration at the acquisition date is measured at its fair value at that date.

  •
  Retroactively recognize adjustments made during the measurement period (not more than one year from the acquisition date) as if the accounting had occurred on the acquisition date.

        SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and early adoption is not permitted. The provisions of this statement will require us to expense certain costs associated with acquisitions that were previously permitted to be capitalized which may affect our operating results in periods that we complete an acquisition.

Noncontrolling Interests

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which we refer to as SFAS No. 160, to establish accounting and reporting standards associated with the noncontrolling interest in a subsidiary and deconsolidation of a subsidiary. Among other provisions, SFAS No. 160 requires the following:

  •
  The ownership in subsidiaries held by parties other than the parent is presented in the consolidated statement of financial position within equity, but separate from the parent's equity.

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  The amount of consolidated net income attributable to the parent and the noncontrolling interest is presented on the face of the consolidated statement of income.

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  Changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for as equity transactions.

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  Any retained noncontrolling equity investment in a subsidiary that is deconsolidated be initially measured at fair value.

  •
  Sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

        SFAS No. 160 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008, and early adoption is prohibited. SFAS No. 160 requires prospective adoption as of the beginning of the fiscal year in which the provisions are initially applied, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. Our adoption of the standard will effect our presentation of our Consolidated Statement of Financial Position.

Disclosures about Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued Statement No.161, Disclosures about Derivative Instruments and Hedging Activities, which is effective for fiscal years and interim periods beginning after November 15, 2008. The statement requires qualitative disclosures about the company's strategies and objectives for using derivatives, quantitative disclosures about fair value gains and losses on derivatives, and disclosures of credit-risk-related contingent features in derivative instruments. Although encouraged, we do not anticipate adopting the provisions of this pronouncement early. We do not expect our adoption of this pronouncement to have a material affect on our consolidated statements of financial position other than modifications to our existing derivative disclosures to conform to the requirements set forth in the statement.

3.     CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

        The following consolidating schedules present our Consolidated Statements of Financial Position before and following consolidation of the Partnership and the related eliminating entries as of December 31, 2007 and December 31, 2006:

Consolidating Statement of Financial Position as of December 31, 2007

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$32.0	$50.5	$82.5	$—	$82.5
Due from affiliates	73.1	27.2	100.3	(41.2)	59.1
Receivables, trade and other, net of $1.9 allowance	5.9	157.8	163.7	—	163.7
Accrued receivables	—	598.8	598.8	—	598.8
Loans to affiliates	807.1	—	807.1	—	807.1
Inventory	2.4	110.6	113.0	—	113.0
Other current assets	0.6	14.8	15.4	—	15.4

	921.1	959.7	1,880.8	(41.2)	1,839.6
Long-term loans to affiliates	441.7	—	441.7	—	441.7
Investment in Enbridge Energy Partners, L.P.	931.0	—	931.0	(931.0)	—
Property, plant and equipment, net	689.3	5,554.9	6,244.2	—	6,244.2
Deferred tax assets	4.1	0.6	4.7	—	4.7
Other assets, net	76.0	28.4	104.4	—	104.4
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	—	91.5	91.5	—	91.5

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable and other	$69.6	$400.4	$470.0	$—	$470.0
Accrued purchases	—	603.8	603.8	—	603.8
Due to affiliates	72.0	45.8	117.8	(41.2)	76.6
Other current liabilities	—	43.4	43.4	—	43.4
Loans from affiliates	555.2	—	555.2	—	555.2
364-day revolving credit facility	365.0	—	365.0	—	365.0
Current maturities of long-term debt	—	31.0	31.0	—	31.0

	1,061.8	1,124.4	2,186.2	(41.2)	2,145.0
Long-term debt	—	2,862.9	2,862.9	—	2,862.9
Loans from affiliates	39.0	130.0	169.0	—	169.0
Environmental liabilities	—	2.8	2.8	—	2.8
Deferred tax liabilities	287.7	—	287.7	—	287.7
Other long-term liabilities	29.1	200.0	229.1	—	229.1

	1,417.6	4,320.1	5,737.7	(41.2)	5,696.5

Commitments and contingencies
Noncontrolling interest	343.8	—	343.8	1,725.2	2,069.0

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners Capital	—	2,865.9	2,865.9	(2,865.9)	—
Contributed surplus	533.9	—	533.9	—	533.9
Retained earnings	531.7	—	531.7	—	531.7
Accumulated Other Comprehensive Income	261.2	(294.4)	(33.2)	294.4	261.2

	1,326.8	2,571.5	3,898.3	(2,571.5)	1,326.8

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

Consolidating Statement of Financial Position as of December 31, 2006

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$22.8	$184.6	$207.4	$—	$207.4
Due from affiliates	22.5	30.5	53.0	(21.3)	31.7
Receivables, trade and other, net of $2.4 allowance	6.5	146.7	153.2	—	153.2
Accrued receivables	—	516.5	516.5	—	516.5
Loans to affiliates	654.2	—	654.2	—	654.2
Inventory	1.3	117.1	118.4	—	118.4
Other current assets	0.2	13.9	14.1	—	14.1

	707.5	1,009.3	1,716.8	(21.3)	1,695.5
Long-term loans to affiliates	380.4	—	380.4	—	380.4
Investment in Enbridge Energy Partners, L.P.	873.1	—	873.1	(873.1)	—
Property, plant and equipment, net	279.7	3,824.9	4,104.6	—	4,104.6
Deferred tax assets	4.8	—	4.8	—	4.8
Other assets, net	72.0	26.1	98.1	—	98.1
Goodwill	25.0	265.7	290.7	84.7	375.4
Intangibles, net	—	97.8	97.8	—	97.8

	$2,342.5	$5,223.8	$7,566.3	$(809.7)	$6,756.6

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other	$75.7	$211.5	$287.2	$—	$287.2
Accrued purchases	—	530.3	530.3	—	530.3
Due to affiliates	9.8	22.6	32.4	(21.3)	11.1
Other current liabilities	—	30.0	30.0	—	30.0
Loans from affiliates	442.2	136.2	578.4	—	578.4
Current maturities of long-term debt	117.0	31.0	148.0	—	148.0

	644.7	961.6	1,606.3	(21.3)	1,585.0
Long-term debt	—	2,066.1	2,066.1	—	2,066.1
Loans from affiliates	39.0	—	39.0	—	39.0
Environmental liabilities	—	3.3	3.3	—	3.3
Deferred tax liabilities	223.1	—	223.1	—	223.1
Other long-term liabilities	64.3	149.4	213.7	—	213.7

	971.1	3,180.4	4,151.5	(21.3)	4,130.2

Commitments and contingencies
Noncontrolling interest	325.1	—	325.1	1,255.0	1,580.1

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners Capital	—	2,233.0	2,233.0	(2,233.0)	—
Contributed surplus	533.1	—	533.1	—	533.1
Retained earnings	420.2	—	420.2	—	420.2
Accumulated Other Comprehensive Income	93.0	(189.6)	(96.6)	189.6	93.0

	1,046.3	2,043.4	3,089.7	(2,043.4)	1,046.3

	$2,342.5	$5,223.8	$7,566.3	$(809.7)	$6,756.6

4.     PARTNERSHIP EQUITY TRANSACTIONS

        The issuance and sale of limited partner interest to the public by the Partnership serves to increase the ownership held by noncontrolling interests. In May 2007, the Partnership issued and sold 5.3 million Class A common units to the public at a price of $58.00 per unit, for proceeds of approximately $301.9 million, net of underwriters' discounts, commissions and expenses. In addition, we contributed approximately $6.1 million to the Partnership to maintain our two percent general partner ownership interest. The Partnership used the proceeds from this offering partially to reduce outstanding commercial paper it previously issued to finance a portion of its capital expansion projects. The Partnership invested the remaining amount in short-term commercial paper which it subsequently used to fund additional expenditures under its capital expansion projects.

        In April 2007, the Partnership issued and sold 4.7 million Class C units at a price of $53.11 per Class C unit to CDP Infrastructure Fund G.P. ("CDP"), 0.9 million Class C units to Tortoise Infrastructure Corporation and 0.3 million Class C units to Tortoise Energy Capital Corporation. The Partnership sold the Class C units in a private transaction exempt from registration under Section 4(2) of the Securities Act. The Partnership received proceeds of approximately $314.4 million, net of expenses associated with the private placement. We contributed approximately $6.4 million to the Partnership to maintain our two percent general partner ownership interest. The Partnership used the proceeds from this offering partially to reduce outstanding commercial paper it previously issued to finance a portion of its capital expansion program.

5.     DISPOSITIONS

        In November 2007, the Partnership sold its Kansas pipeline system, or KPC, with a net asset value of approximately $100.4 million, including $9.2 million of goodwill, to an unrelated party for $133 million in cash, subject to adjustments for working capital items. KPC is an interstate natural gas transmission system, which serves the Wichita, Kansas and Kansas City, Kansas markets and includes approximately 1,120 miles of pipeline ranging in diameter from 4 to 12 inches, along with three compressor stations.

6.     INVENTORY

        Inventory is comprised of the following:

	December 31,
	2007	2006
	(in millions)
Material and supplies	$3.9	$3.8
Liquids inventory	9.1	11.2
Natural gas and natural gas liquids inventory	100.0	103.4

	$113.0	$118.4

        Our inventory at December 31, 2007 and 2006 is net of charges totaling $4.5 million and $17.7 million, respectively, that we recorded to reduce the cost basis of our natural gas and NGLs inventory to reflect market value.

7.     PROPERTY, PLANT AND EQUIPMENT

        Property, Plant and Equipment is comprised of the following:

	Depreciation Rates	December 31, 2007	December 31, 2006
		(in millions)
Land	—	$14.6	$14.7
Rights-of-way	1.5% - 6.4%	348.7	301.5
Pipelines	1.5% - 10.4%	2,923.1	2,538.3
Pumping equipment, buildings and tanks	1.5% - 14.3%	930.6	819.7
Compressors, meters, and other operating equipment	1.5% - 20.0%	536.2	418.1
Vehicles, office furniture and equipment	1.4% - 33.3%	124.6	113.6
Processing and treating plants	2.7% - 4.0%	200.4	86.4
Construction in progress	—	2,277.7	784.2

Total property, plant and equipment		7,355.9	5,076.5
Accumulated depreciation		(1,111.7)	(971.9)

Net property, plant and equipment		$6,244.2	$4,104.6

        We have assets included in the above table that are highly depreciated, which yield depreciation rates that suggest these assets have significant remaining useful lives.

8.     GOODWILL

        The changes in the carrying amount of goodwill for each of the years ended December 31, 2007 and 2006 are as follows:

Total
(in millions)
December 31, 2006	$375.4
Disposition	(9.2)

December 31, 2007	$366.2

        In November 2007 the Partnership sold its KPC assets to an unrelated third party for $133 million. In connection with the sale, the Partnership disposed of $9.2 million of goodwill associated with this business.

        We completed our annual goodwill impairment test using data at June 30, 2007. To estimate the fair value of our reporting units we made estimates and judgments about future cash flows, as well as revenue, cost of sales, operating expenses, capital expenditures, and net working capital based on assumptions that are consistent with the long-range plans we use to manage our businesses. Based on the results of our impairment analysis, we determined that the fair value of each reporting unit exceeded its respective carrying amount, including goodwill. As a result, no goodwill impairment existed in any of our reporting units. We have not observed any events or circumstances subsequent to our analysis that would, more likely than not, reduce the fair value of our reporting units below the carrying amounts as of December 31, 2007.

9.     INTANGIBLES

        The following table provides the gross carrying value, accumulated amortization and activity affecting these balances for each of our major classes of intangible assets.

	Gross Carrying Amount				Accumulated Amortization
	Customer Contracts	Natural Gas Supply Opportunities	Other	Intangible Assets Gross	Customer Contracts	Natural Gas Supply Opportunities	Other	Accumulated Amortization Gross	Intangible Assets, Net
December 31, 2006	$56.0	$48.1	$6.7	$110.8	$(6.9)	$(5.8)	$(0.3)	$(13.0)	$97.8
Additions	—	—	2.9	2.9	—	—	—	—	2.9
Dispositions(1)	(5.8)	—	—	(5.8)	1.1	—	—	1.1	(4.7)
Amortization	—	—	—	—	(2.2)	(1.9)	(0.4)	(4.5)	(4.5)

December 31, 2007	$50.2	$48.1	$9.6	$107.9	$(8.0)	$(7.7)	$(0.7)	$(16.4)	$91.5

(1)
We disposed of customer contract intangibles of $4.7 million in connection with the sale of KPC.

        Our customer contracts are comprised entirely of natural gas purchase and sale agreements that we amortize on a straight-line basis over the weighted average useful life of the underlying reserves at the time of acquisition, which approximates 25 years.

10.   DEBT

        Our consolidated third-party indebtedness at December 31, 2007 and 2006, including the accounts of the Partnership, are as follows:

		December 31,
		2007		2006
	Maturity	Rate	Dollars	Rate	Dollars
Enbridge Energy Company, Inc.
Senior Notes	2007	—	$—	8.17%	$117.0
364-Day Revolving Credit Facility	2008	5.44%	365.0	—	—
Enbridge Energy Partners, L.P.
First Mortgage Notes	2011	9.15%	124.0	9.15%	155.0
Credit Facility	2012	5.22%	400.0	—	—
Commercial Paper(1)	2012	5.36%	268.5	5.45%	443.7
Senior Notes	2009-2034	5.69%	1,702.1	5.74%	1,498.4
Junior Subordinated Notes	2067	8.05%	399.3	—	—

Total third part debt			3,258.9		2,214.1

Enbridge Energy Company, Inc.
Current maturities			(365.0)		(117.0)
Enbridge Energy Partners, L.P.
Current maturities			(31.0)		(31.0)

Total Current maturities			(396.0)		(148.0)

Total Long-term debt			$2,862.9		$2,066.1

(1)
Individual issuances of commercial paper generally mature in 90 days or less, but are supported by the Partnership's Credit Facility and are therefore considered long-term debt.

Enbridge Energy Company, Inc.

Senior Notes

        In March 2007 we repaid $117.0 million of our Senior Notes with proceeds we received from a demand loan obtained from Enbridge Inc. in the amount of $171.4 million. The demand loan bears interest at a rate of 100% of the Applicable Federal Rate (approximately 3.82% at December 31, 2007) payable quarterly. In addition, we net settled certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayments of the Senior Notes (refer to Note 15).

364-day Revolving Credit Facility

        In August 2007, Enbridge Pipelines (Southern Lights) L.L.C., or Southern Lights, our wholly-owned subsidiary, established a 364-day Revolving Credit Facility with a capacity of $500 million from a group of lenders for the purpose of funding project costs that are directly related to the construction of a diluent pipeline that runs from Chicago, Illinois to Neche, North Dakota and to refinance indebtedness incurred to fund any such costs. The 364-day Revolving Credit Facility does not contain any restrictive covenants that limit the amount of debt we can incur. The indebtedness is guaranteed by Enbridge, our indirect parent.

        On December 31, 2007, we had $365.0 million outstanding under the terms of the 364-day Revolving Credit Facility at a weighted average interest rate of 5.44%

Enbridge Energy Partners, L.P.

        The Partnership's creditors, generally, do not have any recourse against us for indebtedness incurred by the Partnership with the exception of the First Mortgage Notes for which the creditors do have recourse.

First Mortgage Notes

        The First Mortgage Notes ("Notes") are collateralized by a first mortgage lien on substantially all of the property, plant and equipment of Enbridge Energy, Limited Partnership, (the "OLP"), and are due and payable in equal annual installments of $31.0 million until their maturity in 2011. Property, plant and equipment of the OLP was $2,555.5 million and $1,495.1 million at December 31, 2007 and 2006, respectively. The Notes contain various restrictive covenants applicable to the Partnership, and restrictions on the incurrence of additional indebtedness, including compliance with certain debt issuance tests. Under the Notes agreement, the Partnership cannot make cash distributions more frequently than quarterly in an amount not to exceed Available Cash as defined in the Partnership agreement for the immediately preceding calendar quarter. The Partnership would be required to pay a redemption premium pursuant to the Notes agreement should the Partnership elect to repay the Notes prior to their stated maturity.

        Under the terms of the Notes, the Partnership is required to establish, at the end of each quarter, a debt service reserve. This reserve includes an amount equal to 50% of the prospective Notes interest payments for the immediately following quarter and an amount for Note sinking fund repayments. At December 31, 2007 and 2006, there was no required debt service reserve, as the Partnership has made all required interest and sinking fund payments.

Credit Facility

        On April 4, 2007 the Partnership entered into the Second Amended and Restated Credit Agreement (Credit Facility) which among other things: (i) increased the maximum principal amount of credit available to the Partnership at any one time from $1 billion to $1.25 billion; (ii) gave the Partnership the right to request increases in the maximum principal amount of credit available at any one time from $1.25 billion to $1.5 billion; (iii) eliminated the sublimit on letters of credit; (iv) provided for a five-year facility that matures April 4, 2012 and grants the Partnership the option to request annual extensions of maturity and a one-year term out period upon maturity; (v) modified its leverage ratio to include in the calculations of EBITDA (as defined in the Second Amended and Restated Credit Agreement) pro forma adjustments for material projects and to exclude from the calculation of Consolidated Funded Debt (as defined in the Second Amended and Restated Credit Agreement) certain amounts of preferred securities and subordinated debt that the Partnership or its designated subsidiaries may issue in the future; and (vi) eliminated its coverage ratio financial covenant. The Partnership's Credit Facility contains restrictive covenants that require it to maintain a maximum leverage ratio of 5.50 to 1.0 for periods ending on or before March 31, 2009; a ratio of 5.25 to 1.0 thereafter, for periods ending on or before March 31, 2010; and a ratio of 5.00 to 1.0 for periods ending June 30, 2010 and following. The Partnership's Credit Facility continues to support its commercial paper program.

        At December 31, 2007, the Partnership's leverage ratio was approximately 3.6. The Partnership's Credit Facility also places limitations on the debt that its subsidiaries may incur directly. Accordingly, it is expected that the Partnership will provide debt financing to its subsidiaries as necessary.

        At December 31, 2007, the Partnership had $400 million outstanding under its Credit Facility at a weighted average interest rate of 5.22% and letters of credit totaling $159.7 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. At December 31, 2007 the Partnership could borrow $420.3 million under the terms of its Credit Facility, determined as follows in millions:

Total credit available under Credit Facility	$1,250.0
Less: Amounts outstanding under Credit Facility	(400.0)
Balance of letters of credit outstanding	(159.7)
Principal amount of commercial paper issuances	(270.0)

Total amount we could borrow at December 31, 2007	$420.3

        In March 2008, the Partnership requested and received approval from the parties named as lenders to its Credit Facility for a one-year extension of the maturity date from April 4, 2012 to April 4, 2013.

Commercial Paper Program

        The Partnership has a commercial paper program that provides for the issuance of up to $600 million of commercial paper that is supported by its Credit Facility. The Partnership accesses the commercial paper market primarily to provide temporary financing for its operating activities, capital expenditures and acquisitions, at rates that are generally lower than the rates available under its Credit Facility. At December 31, 2007 and 2006, respectively, the Partnership had $268.5 million and $443.7 million of commercial paper outstanding, net of unamortized discount of $1.5 million and $1.3 million, at weighted average interest rates of 5.36% and 5.45%. At December 31, 2007 and 2006, respectively, the Partnership could issue an additional $330 million and $155 million in principal amount under its commercial paper program.

        The Partnership has the ability and intent to refinance all of its commercial paper obligations on a long-term basis. Accordingly, such amounts have been classified as long-term debt in our Consolidated Statements of Financial Position.

Senior Notes

        All of the Partnership's Senior Notes, other than the Zero Coupon Notes discussed below, pay interest semi-annually and have varying maturities and terms as presented in the table below. The Senior Notes do not contain any covenants restricting the issuance of additional indebtedness and rank equally with all of the Partnership's other existing and future unsecured and unsubordinated indebtedness. The interest rates presented in this table represent the interest rates as set forth on the face of each note agreement without consideration to any discount or interest rate hedging activities.

		December 31,
	Interest Rate
Senior Notes		2007	2006
	(in millions)
Senior Notes maturing in 2009	4.000%	$200.0	$200.0
Senior Notes maturing in 2012	7.900%	100.0	100.0
Senior Notes maturing in 2013	4.750%	200.0	200.0
Senior Notes maturing in 2014	5.350%	200.0	200.0
Senior Notes maturing in 2016	5.875%	300.0	300.0
Senior Notes maturing in 2018	7.000%	100.0	100.0
Senior Notes maturing in 2028	7.125%	100.0	100.0
Senior Notes maturing in 2033	5.950%	200.0	200.0
Senior Notes maturing in 2034	6.300%	100.0	100.0
Senior, unsecured zero coupon notes due 2022	5.358%	203.6	—

		1,703.6	1,500.0
Unamortized Discount		(1.5)	(1.6)

		$1,702.1	$1,498.4

Zero Coupon Senior Notes

        In August 2007, the Partnership received net proceeds of approximately $200 million from a private placement of its senior, unsecured zero coupon notes due 2022 (the "Zero Coupon Notes"), which at maturity will be payable in the aggregate principal amount of $442 million. The Partnership initially recorded the Zero Coupon Notes in long-term debt at the amount of proceeds the Partnership received from the private placement, which is referred to as the issue price. The carrying amount at December 31, 2007 includes $3.6 million associated with the accretion of interest during the period. The Zero Coupon Notes are scheduled to mature on August 28, 2022, although they may be called by the note holders prior to the scheduled maturity date on August 28 of any year commencing on August 28, 2009, at a price equal to the then accreted value of the called Zero Coupon Notes. The Zero Coupon Notes have a yield of 5.36% on a semi-annual compound basis and rank equally in right of payment to all of the Partnership's existing and future senior indebtedness, as set forth in its senior indenture. The Partnership used the net proceeds from this private placement to repay a portion of its outstanding commercial paper and Credit Facility borrowings that the Partnership had previously incurred to fund a portion of its capital expansion projects.

Junior Subordinated Notes

        In September 2007, the Partnership issued and sold $400 million in principal amount of its fixed/floating rate, junior subordinated notes due 2067, which are referred to as the Junior Notes. The Partnership received proceeds of approximately $393 million, net of underwriting discounts, commissions and offering expenses. The Partnership used the net proceeds to temporarily reduce a portion of its outstanding commercial paper and Credit Facility borrowings that it had previously incurred to finance a portion of its capital expansion projects.

        The Junior Notes represent the unsecured obligations of the Partnership that are subordinate in right of payment to all of its existing and future senior indebtedness. The Junior Notes bear interest at a fixed annual rate of 8.05%, exclusive of any discounts or interest rate hedging activities, from September 27, 2007 to October 1, 2017, payable semi-annually in arrears on April 1 and October 1 of each year beginning April 1, 2008. After October 1, 2017, the Junior Notes will bear interest at a variable rate equal to the three-month LIBOR for the related interest period increased by 3.7975%, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year beginning January 1, 2018. The Partnership may elect to defer interest payments on the Junior Notes for up to ten consecutive years on one or more occasions, but not beyond the final repayment date. Until paid, any interest the Partnership elects to defer will bear interest at the prevailing interest rate, compounded semi-annually during the period the Junior Notes bear interest at the fixed annual rate and quarterly during the period that the Junior Notes bear interest at a variable annual rate.

        The Junior Notes do not restrict the Partnership's ability to incur additional indebtedness. However, with limited exceptions, during any period the Partnership elects to defer interest payments on the Junior Notes, the Partnership cannot make distribution payments or liquidate any of its equity securities, nor can the Partnership or its subsidiaries make any principal and interest payments for any debt that ranks equally with or junior to the Junior Notes.

        The scheduled maturity date for the Junior Notes is initially October 1, 2037, but the Partnership may extend the maturity date up to two times, on October 1, 2017 and October 1, 2027, in each case for an additional ten-year period. As a result, the scheduled maturity date may be extended to October 1, 2047 or October 1, 2057. The Partnership's obligation to repay the Junior Notes on the scheduled maturity date is limited by an agreement referred to as the Replacement Capital Covenant, which the Partnership entered into in connection with its offering of the Junior Notes, but not as part of the Junior Notes. The Replacement Capital Covenant limits the types of financing sources the Partnership can use to repay the Junior Notes. The Partnership is required to repay the Junior Notes on the scheduled maturity date only to the extent the principal amount repaid does not exceed proceeds the Partnership has received from the issuance and sale of securities, that, among other attributes defined in the Replacement Capital Covenant, have characteristics that are the same or more equity-like than the Junior Notes. The Partnership refers to the securities that meet this characterization as qualifying capital securities. If the Partnership does not receive sufficient proceeds from the sale of qualifying capital securities to repay the Junior Notes by the scheduled maturity date, the Partnership must use its commercially reasonable efforts to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the Junior Notes on the following quarterly interest payment date, and on each subsequent quarterly interest payment date until the Junior Notes are paid in full. Regardless of the amount of qualifying capital securities that the Partnership has issued and sold, the final repayment date is initially October 1, 2067. The Partnership may extend the final repayment date for an additional ten-year period on October 1, 2017, and as a result the final repayment date may be extended to October 1, 2077. The Partnership may extend the scheduled maturity date whether or not the Partnership also extends the final repayment date, and the Partnership may extend the final repayment date whether or not the Partnership extends the scheduled maturity date.

        The Partnership may redeem the Junior Notes in whole at any time, or in part from time, prior to October 1, 2017, for a "make-whole" redemption price, and thereafter at a redemption price equal to the principal amount plus accrued and unpaid interest on the Junior Notes. The Partnership may also redeem the Junior Notes prior to October 1, 2017 in whole, but not in part, upon the occurrence of certain tax or rating agency events at specified redemption prices. The Partnership's right to optionally redeem the Junior Notes is also limited by the Replacement Capital Covenant, which limits the types of financing sources the Partnership can use to redeem the Junior Notes in the same manner as to repay the Junior Notes, as discussed in the above paragraph.

Consolidated Maturities of Third-Party Debt

        The scheduled maturities of outstanding third party debt at December 31, 2007, are summarized as follows in millions:

2008	$396.0
2009	434.6
2010	31.0
2011	31.0
2012	770.0
Thereafter	1,600.0

Total	$3,262.6

11.   DEFERRED INCOME TAXES

        The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	(in millions)
Net operating loss and other carry forwards	$(25.3)	$(52.0)
Net book basis of assets in excess of tax basis	332.3	309.7
Currency translation adjustment on debt obligations not realized for tax	—	(9.9)
Net book losses on derivatives not realized for tax	—	(4.3)
Employee Benefit Plans	(19.9)	(21.0)
Other	(4.1)	(4.2)

Net deferred tax liabilities	$283.0	$218.3

        At December 31, 2007 we have net operating loss carry forwards ("NOLs") of approximately $69.6 million and other carry forwards, expiring in various amounts from 2023 through 2026. Our ability to utilize the NOLs is dependent upon our generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. We believe it is more likely than not that we will realize the deferred tax assets attributable to NOLs given the reversal of temporary differences in future years. Therefore, we have not provided a valuation allowance to offset these deferred tax assets.

Accounting for Uncertainty in Income Taxes

        In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109, or FIN 48. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Effective January 1, 2007 we implemented FIN 48. Upon our adoption of FIN 48, we recognized a $30 million increase in our Deferred tax liability for unrecognized tax benefits and a corresponding decrease in Other long-term liabilities. Following is a reconciliation of our beginning and ending balance of unrecognized tax benefits in millions:

Balance at January 1, 2007	$30.0
Settlements	(2.0)

Balance at December 31, 2007	$28.0

        The balance at December 31, 2007 is related to tax positions for which the deductibility of amounts are uncertain. At December 31, 2007, this matter is being litigated in U.S. District Court. It is reasonably possible that a District Court decision in our favor or in favor of the government could decrease or increase the total amount of unrecognized tax benefits. It is also reasonably possible that a settlement is reached which would change the amount of unrecognized tax benefits. As the result of these potential changes, the greatest amount of unrecognized tax benefits could be $63 million and the lowest amount of unrecognized tax benefits could be zero. The measurement of this position is based upon amounts and probabilities using facts, circumstances and information available at December 31, 2007. Refer also to the discussion regarding this matter included in Note 13.

        As of December 31, 2007, the total amount of our unrecognized tax benefits, if recognized, would reduce our effective tax rate.

        Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years
United States—Federal	2000-2006

12.   RELATED PARTY TRANSACTIONS

        We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

				December 31,
	Currency	Rate *	Maturity	2007	2006
				(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$1.0	$0.9
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	546.4	457.3
Enbridge Inc	Canadian	0%	Demand	16.6	8.0
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	224.1	171.3
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	2.8	4.1
Enbridge Inc	Canadian	0%	Demand	11.3	9.6
Olympic Pipe Line Company	U.S.	LIBOR + 3.0%	2008	4.9	3.0

Total current loans to affiliates.				$807.1	$654.2

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	$231.4	$196.1
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.25%	2012	171.3	145.3
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0

Total long-term loans to affiliates				$441.7	$380.4

Current loans from affiliates
Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	5.69%	Demand	$449.2	$265.2
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	36.6	152.4
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	69.4	24.6
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC.	U.S.	6.60%	2007	—	136.2

Total current loans from affiliates				$555.2	$578.4

Long-term loans from affiliates
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC.	U.S.	8.40%	2017	$130.0	$—
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC.	U.S.	7.14%	2011	39.0	39.0

Total long-term loans from affiliates				$169.0	$39.0

*AFR—Applicable Federal Rate

*CDOR—Canadian Depository Offering Rate

*LIBOR—London Interbank Offered Rate

13.   COMMITMENTS AND CONTINGENCIES

Environmental Liabilities

        We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

        In November 2007, an unexpected release and fire on line 3 of the Partnership's Lakehead system occurred during planned maintenance near its Clearbrook, Minnesota terminal. The Partnership immediately shut down all pipelines in the vicinity and dispatched emergency response crews to oversee containment, cleanup and repair of the pipeline at an estimated economic cost of $2.6 million. Lines 1, 2 and 4 were restarted the following day after inspections revealed these lines had not been damaged. The volume of oil released was approximately 325 barrels, which was largely contained in the trench that had been excavated to facilitate the planned maintenance. The Partnership completed excavation and repairs and returned the line to service within 5 days. The Partnership continues to work with federal and state environmental and pipeline safety regulators to investigate the cause of the incident. The Partnership has the potential of incurring additional costs in connection with this incident, including expenditures necessary to remediate any operating condition that is determined to have caused this incident.

        As of December 31, 2007 and 2006, we have recorded $3.5 million and $4.1 million in current liabilities and $2.8 million and $3.3 million, respectively, in long-term liabilities primarily to address remediation of asbestos containing materials, management of hazardous waste material disposal, and outstanding air quality measures for certain of our liquids and natural gas assets.

Oil and Gas in Custody

        The Partnership's Liquids assets transport crude oil and NGLs owned by its customers for a fee. The volume of liquid hydrocarbons in its pipeline systems at any one time varies from approximately 24 to 42 million barrels, virtually all of which is owned by its customers. Under the terms of the Partnership's tariffs, losses of crude oil from identifiable incidents not resulting from the Partnership's direct negligence may be apportioned among its customers. In addition, the Partnership maintains adequate property insurance coverage with respect to crude oil and NGLs in its custody.

        Approximately 50% of the natural gas volumes on the Partnership's natural gas assets are transported for customers on a contractual basis. The Partnership purchases the remaining 50% and sells to third-parties downstream of the purchase point. At any point in time, the value of its customers' natural gas in the custody of its natural gas systems is not material to the Partnership.

IRS Legal Proceedings

        We are the former owner of Enbridge Midcoast Energy Inc. (Midcoast). The IRS challenged Midcoast's tax treatment of its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas (these assets were sold to the Partnership in 2002 and subsequently sold by the Partnership in 2007). In March 2008, an unfavorable court decision was received sustaining the IRS position, decreasing the U.S. tax basis for the pipeline assets. We continue to believe that the tax treatment of the acquisition and the related tax deductions claimed were appropriate and we are appealing the decision. A final decision on this matter is not expected before 2009.

        The total tax exposure for this matter is $63 million related to the reduction of tax benefits for loss carryforwards. See Footnote 11, Deferred Income Taxes, "Accounting for Uncertainty in Income Taxes" for additional discussion of this matter.

Legal Proceedings

        We are also a participant in various legal proceedings arising in the ordinary course of business. Some of the proceedings are covered in whole or in part, by insurance. We believe that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on our financial condition unless otherwise indicated.

Right-of-Way

        As part of our pipeline construction process, we must obtain certain right-of-way agreements from landowners whose property our pipelines will cross. Right-of-way agreements that we buy are capitalized as part of Property, plant and equipment.

14.   FINANCIAL INSTRUMENTS

Fair Value of Debt Obligations

        The table below presents the carrying amounts and approximate fair values of our and the Partnership's third-party debt obligations. The carrying amounts of our commercial paper obligations approximate their fair values at December 31, 2007, due to the short-term nature of these obligations. The fair values of the First Mortgage Notes and Senior notes have been determined based on quotations of indicative pricing for which we could issue the same or similar securities quoted market prices for the same or similar issues.

        The fair values of our and the Partnership's third-party debt obligations have been determined based on quoted market prices for the same or similar issues:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Commercial paper	$268.5	$268.5	$443.7	$443.7
Credit Facility	400.0	400.0	—	—
364-Day Revolving Credit Facility	365.0	365.0	—	—
9.150% First Mortgage Notes	124.0	135.1	155.0	169.5
5.358% Senior unsecured zero coupon notes due 2022	203.6	210.7	—	—
8.17% Senior notes due 2007	—	—	117.0	117.6
4.000% Senior notes due 2009	200.0	198.5	200.0	194.2
7.900% Senior notes due 2012	99.9	110.2	99.9	110.5
4.750% Senior notes due 2013	199.8	192.0	199.8	188.6
5.350% Senior notes due 2014	199.9	194.3	199.9	193.0
5.875% Senior notes due 2016	299.7	293.7	299.7	297.4
7.000% Senior notes due 2018	99.9	105.3	99.8	107.9
7.125% Senior notes due 2028	99.8	104.3	99.8	108.9
5.950% Senior notes due 2033	199.7	176.9	199.7	186.2
6.300% Senior notes due 2034	99.8	92.1	99.8	97.1
8.050% Junior subordinated notes due 2067	399.3	385.9	—	—

Fair Value of Derivative Financial Instruments

        The fair values of our derivative financial instruments are determined based on available market information, valuation and modeling techniques. These modeling techniques require us to make estimates of future prices, price correlation, market volatility and liquidity. The estimates also reflect factors for time value of money and the volatility of prices underlying the contracts, the potential impact of liquidating positions in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of counterparties and operational risk.

Interest Rate Derivatives

        We enter into interest rate swaps, collars and derivative financial instruments with similar characteristics to manage the effect of future interest rate movements on our Partnership's interest costs.

The following table provides information about our current interest rate derivatives by transaction type for the specified periods.

					Fair Value at December 31,
		Partnership
	Notional Principal
		Pays	Receives	Maturity Date	2007	2006
					(dollars in millions)
Interest Rate Swaps
Floating to Fixed:
	$50.0	4.715%	LIBOR(2)	January 22, 2007	$—	$0.1
	$50.0	4.738%	LIBOR	January 24, 2007	—	0.1
	$50.0	4.740%	LIBOR	February 3, 2007	—	0.1
	$50.0	4.750%	LIBOR	February 8, 2007	—	0.1
	$50.0	5.158%	LIBOR	April 3, 2007	—	0.1
	$50.0	5.163%	LIBOR	April 10, 2007	—	—
	$50.0	5.165%	LIBOR	April 17, 2007	—	—
	$50.0	5.175%	LIBOR	April 25, 2007	—	—
	$50.0	4.6175%	LIBOR	January 15, 2009	(0.3)	—
	$50.0	4.6130%	LIBOR	January 29, 2009	(0.3)	—
	$50.0	4.6525%	LIBOR	February 13, 2009	(0.4)	—
	$50.0	4.5875%	LIBOR	February 20, 2009	(0.4)	—
	$50.0	4.370%	LIBOR-21bps(1)	June 1, 2013	(0.7)	1.5
	$50.0	4.3425%	LIBOR-21bps	June 1, 2013	(0.6)	1.6
	$25.0	4.310%	LIBOR-25bps	June 1, 2013	(0.3)	0.7
Fixed to Floating:
	$50.0	LIBOR-21bps	4.750%	June 1, 2013	1.6	(0.5)
	$50.0	LIBOR-21bps	4.750%	June 1, 2013	1.6	(0.5)
	$25.0	LIBOR-25bps	4.750%	June 1, 2013	0.9	(0.3)
Treasury Locks:
	$100.0	4.697%	30Yr UST(3)	December 17, 2007	—	1.2
	$100.0	4.668%	30Yr UST	December 17, 2007	—	1.6
	$100.0	4.750%	30Yr UST	June 30, 2008	(4.4)	—
	$100.0	4.714%	30Yr UST	June 30, 2008	(3.9)	—
Interest Rate Collars:
Calls	$50.0	5.500%	LIBOR	June 13, 2008	—	0.1
Puts	$50.0	4.199%	LIBOR	June 13, 2008	—	—
Calls	$50.0	5.500%	LIBOR	June 25, 2008	—	—
Puts	$50.0	4.149%	LIBOR	June 25, 2008	—	—

(1)
A bps refers to a basis point. One basis point is equivalent to 1/100th of 1 percent.

(2)
LIBOR refers to the three-month U.S. London Interbank Offered Rate.

(3)
UST refers to United States Treasury notes.

        Our treasury locks and a portion of our interest rate collars maturing in 2008 qualify for hedge accounting treatment pursuant to the requirements of SFAS No. 133 and have been designated as cash flow hedges of future interest payments on the first $200 million of an anticipated debt issuance and interest payments on $50 million of our variable rate indebtedness, respectively. As such, these derivative financial instruments are recorded at fair value on our consolidated statements of financial position as assets or liabilities with the changes in fair value recorded as corresponding increases or decreases in Accumulated Other Comprehensive Income, or AOCI. Our floating to fixed rate interest rate swaps and a portion of our interest rate collars maturing in 2008 and 2009 hedging $250 million of our variable rate indebtedness did not qualify for hedge accounting treatment as set forth in SFAS No. 133 at December 31, 2007. As such, changes in the fair value of these derivative financial instruments are not recorded as increases or decreases in AOCI. A portion of these transactions have subsequently been re-designated as cash flow hedges of forecast floating rate indebtedness.

        The floating to fixed rate and fixed to floating rate interest rate swaps maturing in 2013 have not been designated as cash flow or fair value hedges under SFAS No. 133 and, as a result, changes in the fair value of these derivative financial instruments are not recorded as increases or decreases in AOCI.

Commodity Price Derivatives

        Our exposure to commodity price risk exists predominantly within the Partnership. We use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices. Based on our risk management policies, all of our derivative instruments are employed in connection with an underlying asset, liability or forecasted transaction and are not entered into with the objective of speculating on commodity prices.

        The following table provides summarized information about the fair values of our outstanding commodity derivative instruments at December 31, 2007 and 2006:

	December 31, 2007					December 31, 2006
		Wtd Avg Price		Fair Value(3)		Fair Value(3)
	Notional	Receive	Pay	Asset	Liability	Asset	Liability
Swaps
Natural gas(1)
Receive variable/ pay fixed	53,477,203	$7.43	$7.31	$21.6	$(16.1)	$25.6	$(94.2)
Receive fixed/ pay variable	67,237,786	5.59	8.00	11.5	(160.5)	84.3	(160.7)
Receive variable/ pay variable	208,270,399	7.87	7.84	11.5	(6.0)	7.9	(4.8)
NGL(2)
Receive variable/ pay fixed	—	—	—	—	—	—	(0.5)
Receive fixed/ pay variable	10,163,878	42.19	58.68	—	(160.6)	18.3	(34.4)
Crude(2)
Receive fixed/ pay variable	1,411,221	62.27	88.36	—	(34.6)	0.2	(18.5)
Options—calls
Natural gas(1)	1,461,000	4.31	8.36	—	(5.6)	—	(5.4)
Options—puts
Natural gas(1)	1,401,000	8.41	3.40	—	—	1.0	—
NGL(2)	763,403	61.42	43.54	0.7	—	—	—

Totals(4)				$45.3	$(383.4)	$137.3	$(318.5)

(1)
Notional amounts for natural gas are recorded in millions of British thermal units ("MMBtu").

(2)
Notional amounts for NGL and Crude are recorded in Barrels ("Bbl").

(3)
Fair values of derivatives are presented in millions of dollars.

(4)
We record the fair value of our derivative instruments in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty.

15.   DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We and the Partnership are exposed to interest rate risk in connection with our variable rate debt obligations. We are also exposed to foreign currency risk associated with the operations of our Canadian subsidiaries. Additionally, the Partnership is exposed to commodity price risk associated with fluctuations in prices of natural gas, NGLs, condensate and fractionation margins (the relative price differential between NGL sales and the offsetting natural gas purchases). We and the Partnership use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices, interest rates and foreign currencies. Based on our risk management policies, all of our derivative instruments are employed in connection with an underlying asset, liability and/or forecasted transaction and are not entered into with the objective of speculating on interest rates, commodity prices, or exchange rates.

Accounting Treatment

        We record all derivative instruments in the Consolidated Statements of Financial Position at fair market value which we adjust each period for changes in the fair market value ("mark-to-market"). The fair market value of these derivative instruments reflects the estimated amounts that we would pay or receive, other than in a forced or liquidation sale, to terminate or close the contracts at the reporting date, taking into account the current unrealized losses or gains on open contracts. We use actively traded external market quotes and indices to value substantially all of the financial instruments we utilize.

        Under the guidance of SFAS No. 133, if a derivative instrument does not qualify as a hedge, or is not designated as a hedge, changes in the fair value of the instrument are not recorded as increases or decreases in AOCI. The actual derivative contract is settled by making or receiving a payment to or from the counterparty or by making or receiving a payment for entering into a contract that exactly offsets the original derivative contract. Typically, we settle our derivative contracts when the physical transaction that underlies the derivative instrument occurs.

        If a derivative instrument qualifies and is designated as a cash flow hedge, a hedge of a forecasted transaction or future cash flows, any unrealized change in fair market value is deferred in AOCI, a component of Shareholder's equity, until the underlying hedged transaction occurs. At inception and on a quarterly basis, we formally assess whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Unrealized changes in fair market value of cash flow hedges deferred in AOCI for which hedge accounting has been discontinued, remain in AOCI until the underlying physical transaction occurs unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period, or within an additional two-month period of time thereafter. Generally, our preference is for our derivative instruments to receive hedge accounting treatment whenever possible. To qualify for cash flow hedge accounting as set forth in SFAS No. 133, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

        If a derivative instrument is designated and qualifies as a fair value hedge or a foreign currency hedge, the change in fair market value of the underlying asset or liability, in addition to the derivative instrument, are recorded in the Consolidated Statement of Financial Position. However, unlike cash flow hedges, the changes in fair value f the derivative instrument are not recorded to AOCI. Similar to derivative instruments designated as cash flow hedges, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

Non-Qualified Hedges

        Many of our derivative instruments qualify for hedge accounting treatment under the specific requirements of SFAS No. 133. However, the Partnership has four primary transaction types associated with its commodity derivative instruments where the hedge structure does not meet the requirements to apply hedge accounting. As a result, these derivative instruments do not qualify for hedge accounting under SFAS No. 133 and are referred to as "non-qualified." These non-qualified derivative instruments are marked-to-market each period, but the change in fair value is not included in AOCI.

        The four primary transaction types that do not qualify for hedge accounting are as follows:

  1.
  Transportation—When the Partnership transports natural gas from one location to another the pricing index used for natural gas sales is usually different from the pricing index used for natural gas purchases, which exposes the Partnership to basis price risk relative to changes in those two indices. By entering into a basis swap, the Partnership can effectively lock in the margin or "spread," representing the difference between the sales price and the purchase price, on the combined natural gas purchase and natural gas sale, thereby removing locational price risk on the physical transactions. Although this represents a sound economic hedging strategy, the derivative instruments (i.e., the basis swaps) associated with these transportation contracts do not qualify for hedge accounting under SFAS No. 133, since only the future margin has been fixed and not the future cash flow.

  2.
  Storage—the Partnership uses derivative instruments (i.e., natural gas swaps) to hedge the "margin" representing the relative difference between the injection price paid to purchase and store natural gas and the withdrawal price at which the natural gas is sold from storage. The intent of these derivative instruments is to lock in the margin between storage injections and withdrawals in a future period. The Partnership does not pursue cash flow hedge accounting treatment for these storage transactions since the underlying forecasted injection or withdrawal of natural gas may not occur in the period as originally forecast. This can occur because the Partnership retains the flexibility to make changes in the underlying injection or withdrawal schedule, given changes in market conditions. In addition, since the physical natural gas is recorded at the lower of cost or market, timing differences can result when the derivative instrument is settled in a period that is different from when the physical natural gas is sold from storage.

  3.
  Natural Gas Collars—the Partnership previously entered into natural gas collars to hedge the sales price of natural gas. The natural gas collars were based on a NYMEX price, while the physical gas sales were based on a different index. To better align the index of the natural gas collars with the index of the underlying sales, the Partnership de-designated the original cash flow hedging relationship with the intent of contemporaneously re-designating the natural gas collars as hedges of forecasted physical natural gas sales with a NYMEX pricing index. However, because the fair value of these derivative instruments was a liability to the Partnership at re-designation, they are considered net written options under SFAS No. 133 and do not qualify for hedge accounting.

  4.
  Optional Natural Gas Processing Volumes—the Partnership uses derivative instruments to hedge the volumes of NGLs produced from its natural gas processing facilities. Many of the Partnership's natural gas contracts allow it the option of processing natural gas when it is economical, and to cease processing when the "fractionation spread," representing the relative difference between the price received for the NGLs produced less the cost of natural gas used for processing, become uneconomic. The Partnership has entered into derivative instruments to fix the sales price of a portion of the NGLs that it produces at its discretion and to fix the associated purchases of natural gas required for processing when it is probable the processing will occur. Because the Partnership's processing forecasts fluctuate due to market conditions, these derivative instruments are deemed "non-qualifying" hedges.

        In each of the instances described above, the underlying physical purchase, storage and sale of natural gas and NGLs are accounted for on a historical cost or market basis rather than on the mark-to-market basis the Partnership utilizes for the derivative instruments employed to mitigate the commodity price risk associated with its storage and transportation assets.

Derivative Positions

        Our derivative instruments are included at their fair values in the Consolidated Statements of Financial Position as follows:

	December 31, 2007	December 31, 2006
	(in millions)
Other current assets	$6.5	$7.2
Other assets, net	6.4	11.0
Accounts payable and other	(165.5)	(98.4)
Other long-term liabilities	(192.9)	(136.4)

	$(345.5)	$(216.6)

        The increase in our obligation associated with derivative activities is primarily due to the increase in current and forward natural gas and NGL prices from December 31, 2006 to December 31, 2007. Our portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas and NGL sales and purchase agreements.

        The Partnership records the change in fair value of its highly effective cash flow hedges in AOCI until the derivative financial instruments are settled. The Partnership regularly enters into treasury locks to hedge the interest on anticipated issuances of indebtedness. The settlement of a treasury lock can result in the retention of unrecognized gains or losses in AOCI that are amortized over the life of the related debt issuance. The Partnership paid $0.9 million in 2007 to settle treasury locks it entered to hedge the first five years of interest payments on a portion of its Junior Notes. The $0.9 million is being amortized from AOCI over the five year period for which the derivative instrument was established to hedge interest payments on the Junior Notes. The Partnership paid $10.2 million in December 2006 to settle treasury locks it entered to hedge a portion of the interest payments associated with its issuance of $300 million in principal amount of senior notes. The $10.2 million is being amortized from AOCI over the 10-year life of the senior notes.

        Also included in AOCI are unrecognized losses of approximately $2.0 million associated with derivative financial instruments that qualified for and were classified as cash flow hedges of forecasted commodity transactions that were subsequently de-designated. These unrealized losses are reclassified from AOCI over the periods during which the originally hedged forecasted transactions mature.

        We do not require collateral or other security from the counterparties to our derivative instruments, all of which were rated "BBB+" or better by the major credit rating agencies.

Foreign Exchange Risk

        We have financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. We had previously entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments. The contracts represented forward purchases of $91 million Canadian denominated Dollars ("CAD") in March 2007 at a rate of $1.38 CAD for each United States of America denominated dollar ("USD"). In March 2007 we net settled the forward foreign exchange contracts for $11.3 million in connection with our repayment of the Senior Notes that matured in March 2007 (see Note 10). At December 31, 2006, the forward foreign exchange contracts had a fair market value of $12.4 million and are included in Accounts payable and other on our Consolidated Statements of Financial Position.

        We also had cross-currency swaps to convert the principal and interest amounts payable on the $117.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and terms of the cross-currency swaps perfectly matched the rates and terms of the underlying Senior Notes and any changes in the fair value of these derivative instruments flowed through AOCI. In March 2007 we net settled the foreign currency swaps for $26.9 million in connection with our repayment of the Senior Notes that matured in March 2007 (see Note 10). As of December 31, 2006 the cross currency swaps had a fair market value of $28.8 million payable included in Accounts payable and other on our Consolidated Statements of Financial Position.

16.   ACCUMULATED OTHER COMPREHENSIVE INCOME—COMPONENTS

        The components of accumulated other comprehensive income are as follows, net of tax:

	December 31, 2007	December 31, 2006
	(dollars in millions)
Foreign currency translation adjustments	$295.3	$136.9
Unrecognized post-employment benefit costs (Note 17)	(11.4)	(18.2)
Unrealized losses in fair value of derivatives	(22.7)	(25.7)

Total	$261.2	$93.0

17.   POST-EMPLOYMENT BENEFITS

        We adopted the applicable provisions of FASB Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 123(R), or SFAS No. 158 as of December 31, 2006. Accordingly, we recognize the funded status of our pension and other post-employment benefit plans as net current and non-current liabilities with an offset to Accumulated other comprehensive income in our Consolidated Statement of Position as of December 31, 2007.

        Following are separate discussions of our pension and other post-employment benefit plans.

Defined Benefit Plans

        We sponsor a defined benefit pension plan that provides defined pension benefits and covers employees in the United States. We also sponsor a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans' limits. Collectively, we refer to the defined benefit pension plan and the supplemental nonqualified retirement plan as the "Pension Plans." Retirement benefits under the Pension Plans are based on the employees' years of service and remuneration. We calculate pension cost accruals based upon independent actuarial valuations. Contributions we make are also based upon independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities. We currently use a September 30 date for each year to measure the values of the assets and liabilities of our Pension Plans.

        Pension costs under the Pension Plans reflect our management's best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of our employees.

Defined Contribution Plan

        We sponsor a qualified defined contribution plan that provides retirement benefits for employees in the United States. Our contributions are generally based on the employee's years of service, remuneration and employee contributions to the defined contribution plan. For defined contribution pension benefits, the benefit is equal to the amount we are required to contribute.

Post-Employment Benefits Other Than Pensions

        We sponsor a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees. The postretirement medical, dental and life insurance plans are referred to as Other Post-Employment Benefits or the "OPEB Plans."

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act") was enacted in the United States of America (U.S.). The Act introduced a prescription drug benefit under Medicare as well as a nontaxable federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit (Medicare Part D). In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003" (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the Act.

        We have determined that one of our postretirement benefit plans which provides prescription drug benefits coverage is currently actuarially equivalent to Medicare Part D. As a result, we have recognized the effects of the Act on our postretirement benefit plans by reducing the current period service costs and related interest costs on the accumulated plan benefit obligation, or "APBO."

        We currently determine the Pension and OPEB Plan assets and obligations using a September 30th measurement date for each year. Under the provisions of SFAS No. 158, we will be required to employ a December 31st measurement date for our fiscal year ending December 31, 2008, for determining the Pension and OPEB Plan assets and obligations. We do not expect the change in the measurement date to materially affect our Statement of Financial Position. The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our Pension Plans and the OPEB Plan using the accrual method.

	Pension Plans		OPEB Plan
	2007	2006	2007	2006
	(dollars in millions)
Change In Benefit Obligation
Benefit obligation, January 1	$119.0	$107.5	$52.2	$55.5
Service Cost	8.7	6.9	2.0	2.3
Interest Cost	6.7	5.8	2.9	3.0
Participant Contributions	—	—	0.4	0.4
Plan Change	—	2.5	—	—
Actuarial (gain) loss	(2.2)	1.4	(2.9)	(6.8)
Medicare Part D Subsidy	—	—	0.1	—
Benefits paid	(5.2)	(5.1)	(2.6)	(2.2)

Benefit obligation, December 31	$127.0	$119.0	$52.1	$52.2

Change In Plan Assets
Fair value of plan assets, January 1	$121.7	$116.6	$37.4	$31.5
Actual return on plan assets	15.1	10.1	1.2	1.3
Employer's contributions	0.3	0.1	3.9	6.4
Participant contributions	—	—	0.4	0.4
Benefits paid	(5.2)	(5.1)	(2.6)	(2.2)

Fair value of plan assets, December 31	$131.9	$121.7	$40.3	$37.4

	Pension Plans		OPEB Plan
	2007	2006	2007	2006
	(dollars in millions)
Funded Status
Funded status	$4.9	$2.7	$(11.8)	$(14.8)
Unrecognized prior service cost(1)	3.7	4.1	—	—
Unrecognized transition amount(1)	—	—	0.3	0.3
Unrecognized actuarial loss(1)	6.0	14.2	8.3	11.1

Prepaid (accrued) benefit cost at measurement date	14.6	21.0	(3.2)	(3.4)
Prepaid cost retained by affiliate (Enbridge, U.S.)	(24.2)	(24.2)	—	—
Contributions made in 4th quarter	—	—	0.9	1.1

Prepaid (accrued) benefit cost at end of year	$(9.6)	$(3.2)	$(2.3)	$(2.3)

(1)
Amounts were recorded to accumulated other comprehensive income upon our adoption of SFAS No. 158.

        The amounts included in accumulated other comprehensive income, after tax that have not yet been recognized as components of net periodic benefit expense at December 31, 2007 are as follows:

	Pension Plans		OPEB Plan
	2007	2006	2007	2006
Net transition obligation	$—	$—	$0.2	$0.2
Prior service cost	2.2	2.6	—	—
Actuarial losses	3.6	8.9	5.1	7.0

Total	$5.8	$11.5	$5.3	$7.2

        The accumulated benefit obligation for the Pension Plans was $104.1 million and $96.5 million at December 31, 2007, and 2006, respectively. The accumulated benefit obligation for the OPEB Plan at December 31, 2007 and 2006 was $52.1 million and $52.2 million, respectively.

Economic Assumptions

        The assumptions made in measurement of the projected benefit obligations or assets of the Pension Plans and OPEB Plan were as follows:

	Pension Plans		OPEB Plan
	2007	2006	2007	2006
Discount rate	6.00%	5.75%	6.00%	5.75%
Expected return on plan assets	7.75%	7.75%	4.50%	4.50%
Rate of compensation increase	5.00%	5.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 10% to 5% over 5 years	Graded 10% to 5% over 5 years

        A one percent increase in the assumed medical and dental care trend rate would result in an increase of $7.6 million in the accumulated post-employment benefit obligations. A one percent decrease in the assumed medical and dental care trend rate would result in a decrease of $6.2 million in the accumulated post-employment benefit obligations.

        The above table reflects the expected long-term rates of return on assets of the Pension Plans and OPEB Plan on a weighted-average basis. The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations. Historically, we have used a discount rate that corresponds to one or more high quality corporate bond indices as an estimate of our expected long-term rate of return on plan assets for both our Pension and

OPEB Plan assets. We believe this rate approximates the return we will achieve over the long-term on the assets of our plans.

Expected Future Benefit Payments

        The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the Pension Plans and OPEB Plan:

	Gross Benefit Payments
			Medicare Subsidy for Prescription Benefits
Year Ending
	Pension Plans	OPEB Plan
	(dollars in millions)
12/31/2008	$5.7	$2.1	$0.2
12/31/2009	5.9	2.3	0.2
12/31/2010	6.4	2.5	0.2
12/31/2011	6.7	2.7	0.2
12/31/2012	7.4	2.8	0.2
Next 5 Years	49.5	18.6	1.4

        The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the Pension Plans and OPEB Plan including benefits associated with future employee service. The Medicare Subsidy for Prescription Benefits represents the amounts that we expect to receive for prescription drug claims paid by the OPEB Plan, since the provisions of the OPEB Plan have been deemed actuarially equivalent to Medicare Part D.

Expected Contributions to the Plans

        We expect to make contributions to the Pension Plans and the OPEB Plan for the year ending December 31, 2008 as follows:

Pension Plans	OPEB Plan
(dollars in millions)
$0.2	$2.7

Plan Assets

        The weighted average asset allocation of our Pension Plans and OPEB Plan at the measurement date by asset category, are as follows:

	Pension Plans		OPEB Plan
Asset Category
	2007	2006	2007	2006
U.S. Equities	40.2%	39.6%	—	—
Foreign Equities	22.9%	21.6%	—	—
Fixed Income	36.0%	37.9%	98.0%	95.0%
Cash and short-term assets	0.9%	0.9%	2.0%	5.0%

Total	100.0%	100.0%	100.0%	100.0%

        The goals of the Pension Plans fund are:

  (i)
  to ensure that pension benefits are secured over time;

  (ii)
  to minimize our pension contributions by maximizing the long-term investment return on assets; and

  (iii)
  to keep short-term fluctuations in pension contributions within a range which is acceptable to us.

        The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating our required contributions to the Plan.

        The goals of the OPEB fund are:

  (i)
  to ensure that post-retirement medical, dental and life insurance benefits are secured over time;

  (ii)
  to minimize our income tax exposure to the Company resulting from earnings on the plans assets by investing in tax efficient investments; and

  (iii)
  to provide a stable income stream while minimizing risk of loss in principal over time by investing in long-term fixed income investments.

        The objective of the OPEB fund is to earn an acceptable return on total assets while minimizing income tax exposure and required contributions to the Plan.

Asset Mix Policy

        The long-term asset mix policy of the Pension Plans and OPEB funds has been adopted after consideration of the following factors:

  (a)
  the nature and structure of the Pension Plans liabilities, including the attribution of such liabilities between active and retired members;

  (b)
  the going concern and solvency funded status and cash flow requirement of the Plan;

  (c)
  the investment horizon of the Plan;

  (d)
  Our risk tolerance—i.e. our operating environment and financial situation including our ability to withstand fluctuations in pension contributions; and

  (e)
  the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

        The assets of the Pension Plans and OPEB funds shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

	Pension Plans	OPEB Plan
U.S. Equities	40%	—
Foreign Equities	20%	—
Fixed Income	40%	100%

Total Assets	100%	100%

        The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S. Equities	37%	43%
Foreign Equities	17%	23%
Fixed Income	37%	43%

        Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached. The frequency of this rebalancing will be variable depending on relative performance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range. The result of such rebalancing, net of transaction costs should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

        In addition to the established long-term asset mix, the investment policies of the Pension Plan and the OPEB plan allow each plan to invest in cash and short-term investments in amounts sufficient to meet the current liquidity needs of each plan.

        In accordance with our funding policy, we will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated. Any surplus assets in excess of the target level of assets will be applied towards our contribution requirement.

18.   SUBSEQUENT EVENTS

        On March 3, 2008, the Partnership issued and sold 4.6 million Class A common units, including 0.6 million units from the over-allotment option that was exercised by the underwriters, at a price to the public of $49.00 per unit, for proceeds of approximately $217.2 million, net of underwriters' discounts, commissions and issuance costs. In addition, we contributed approximately $4.6 million to the Partnership to maintain our two percent general partner interest. The Partnership used the proceeds from this offering to partially reduce outstanding commercial paper that it had previously issued and amounts it had previously borrowed under its credit facility to finance a portion of its capital expansion projects. The Partnership invested a portion of the proceeds for use in future periods to fund additional expenditures associated with its capital expansion projects.

        In April 2008, the Partnership issued and sold in a private offering $400 million in principal amount of its 6.5% Notes due April 15, 2018 and $400 million in principal amount of its 7.5% Notes due April 15, 2038, which are collectively referred to as the Notes. The Partnership received net proceeds from the offering of approximately $790.4 million after payment of initial purchasers' discounts and offering expenses. The Partnership used a portion of the proceeds it received from this offering to repay outstanding issuances of commercial paper and borrowings under its Credit Facility that were previously used to finance a portion of its capital expansion projects. The Partnership temporarily invested the remaining proceeds for use in future periods to fund additional expenditures associated with its capital expansion programs. The Notes do not contain any covenants restricting the Partnership from issuing additional indebtedness and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Interest on the Notes is payable on April 15th and October 15th of each year and the Partnership may redeem the Notes for cash in whole or in part at any time, at its option. Pursuant to a registration rights agreement, the Partnership has agreed to file a registration statement with the SEC within 90 days of the offering to offer to exchange the notes for registered notes with similar principal amounts and terms.

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  EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION